Exhibit 4.11

Additional Employment agreement

Supplementary to the employment agreement between John de Kruif (Employee) and Merus B.V. (Employer) regarding the start of employment of John Kruif per 2 April 2007 at Merus, the Employer and Employee hereby additionally agree that regarding the intellectual property rights the following provisions shall apply as well.

1.	All intellectual property rights, including but not limited to patent rights, design rights, copyrights, trademark rights and knowledge, created during and after the end of the employment agreement or as a result of the work or activities performed by the Employer in the service of the Employer, belong or shall belong exclusively and in their entirety to the Employer.

2.	If the aforementioned intellectual property rights as referred to in clause 1 do not immediately accrue to the Employer pursuant to statutory provisions, the Employee hereby transfers these rights to the Employer.

3.	Insofar as the intellectual property rights mentioned in clause 1 cannot be transferred to the Employer, then the Employee hereby grants the Employer, without any payment obligations of the Employer, an exclusive, comprehensive and perpetual licence to use these rights in the broadest sense of the word.

4.	If, despite that which is agreed above, personal rights on the intellectual property mentioned in clause 1 accrue to the Employee and insofar as the law allows such, then the Employee hereby waives all his/her personal rights, including the right he/she has to have his/her name mentioned as a result of the Copyright Act of 1912.

5.	The Employee shall inform the Employer without delay about all results, inventions, information and intellectual property rights which are the result of his/her employment and/or which are in any way relevant for the creation, protection or enforceability of the intellectual property rights.

6.	As long as the employment agreement and these additional provisions are in force, the Employee shall perform all actions which are necessary, anywhere in the world, for the registration of or application for intellectual property rights in the Employer’s name.

7.	If the Employer is not able, or not in a position, to give effect to the collaboration pledged above in paragraphs 2 and 6, then the Employee hereby grants the Employer an irrevocable authorisation to represent him/her with regard to the assignment and registration of the intellectual property rights as referred to in paragraphs 2 and 6.

8.	The Employee acknowledges and determines that his/salary indeed provides a reasonable compensation for the loss of intellectual and industrial property rights as determined here, in the employment agreement and by law.

Thus agreed, prepared in duplicate and signed in

Utrecht on 10 March 2010:

For Merus B.V.:	Signature Employee:

[signature]	[signature]

T. Logtenberg	John de Kruif
Managing Director

Employment agreement John de Kruif

Preamble, start date of employment, position, nature and location of the work

The undersigned:

Merus BV, located at the Uppsalalaan 8, 3584 CT Utrecht, duly represented by Mr T. Logtenberg, in the position of Managing Director, hereinafter referred to as employer,

and

John de Kruif, born in Jutphaas, on 7 January 1964, residing in de Bilt, Westerlaan 40, hereinafter referred to as employee,

have agreed as follows:

Article 1

Effective 2 April 2007, the employee will commence employment with the employer in the position of Scientific Director.

The work associated with this position consist of: bearing overall responsibility for the daily leadership of the Research and Development Department of Merus BV and the development of the Research and Development Strategy of Merus BV in collaboration with the Managing Director, and furthermore of any work which may be reasonable expected from the employee. This position’s duties will be performed at or from the location Uppsalalaan 8 – 3584 CT Utrecht.

Duration of employment

Article 2

This employment agreement is concluded for an undetermined period of time.

Article 3

The probationary period is two months. During the probationary period, both the employer and the employee may terminate the employment agreement with immediate effect at any time.

Termination of employment agreement

Article 4

[initials]

Outside of the probationary period, the employer and the employee are authorised to terminate the employment agreement prematurely with due observance of the legal notice periods. The employment agreement may only be terminated per the end of each calendar month.

The Salary

Article 5

The gross salary of the employee at the start of his employment is €6,700 per month, with a full-time position. The payment of the salary takes place no later than on the last day of the month.

Salary in case of disability and waiting period

Article 6

In case of sickness, the employee must report that he/she is sick to the secretary of Merus BV before 9:00 a.m.

From the first day of disability, the employee is entitled to the payment of 70% of the most recent salary for a period of two years.

Provisions concerning working time, working hours and overtime

Article 7

The working time is 40 hours per week.

The employee is reasonably obligated to comply with a request of the employer to work overtime, without receiving overtime compensation for this.

Vacation and vacation allowance

Article 8

The employee is entitled to 30 vacation days per calendar year with retention of salary. The vacation days are used in consultation with the employer.

As a rule, vacation days must be used during the year to which they relate. During the first year of employment, the number of vacation days is 23.

The employee is entitled to a vacation allowance of 8% of the gross salary. The vacation allowance is calculated over the period which is located bewten 1 June and 31 May. The vacation allowance is paid in one lump sum in the first year of the month of September, and in the following years during the month of May.

In case of an interim start or end of the employment agreement, the vacation allowance is calculated prorated to the number of months the employee is employed.

[initials]

Employment and company rules

Article 9

The employee declares to be aware of and to agree with the employment and company rules that apply at the employer. The employee has received a copy of these employment and company rules.

Pension scheme

Article 10

A pension scheme will be set up for the employee, which is attached as annex I to this agreement.

Special conditions

Confidentiality clause

Article 11

The employee is obligated during and for 5 years after the end of the employment agreement to observe confidentiality with regard to all that he has learned about the business of the employer and its clients and which the employee may reasonably suspect to be confidential in nature.

For any non-compliance with or violation of the above, the employer shall forfeit an immediately payable penalty of €50,000.00 to the employer, as well as a penalty of €1,000.00 for each day the violation continues. The penalty will be forfeit by the mere fact of the non-compliance or violation but shall not affect the right of the employer to claim full damages. The penalty is owed directly to the employer and shall be for its benefit, which is in deviation of the provisions in article 7:650, paragraph 3-5 of the Civil Code.

Relationship clause

Article 12

For 12 months after the end of the employment agreement, the employee is prohibited to perform work for or on behalf of the employer’s commercial contacts which exist at the time of the termination of this employment agreement.

This provision does not apply if the employee has received written permission for this from the employer, whether or not subject to certain conditions.

[initials]

For any violation of the above, the employer shall forfeit an immediately payable penalty of €10,000.00 to the employer, as well as a penalty of €1,000.00 for each day the violation continues. The penalty will be forfeit by the mere fact of the violation but shall not affect the right of the employer to claim full damages. The penalty is owed directly to the employer and shall be for its benefit.

Prohibition of ancillary activities

Article 13

During this employment agreement, the employee shall not perform work for another employer or client. Furthermore, the employee shall directly and indirectly refrain from doing business on his own behalf.

This provision does not apply if the employee has received written permission for this from the employer, whether or not subject to certain conditions

For any non-compliance with or violation of the above, the employer shall forfeit an immediately payable penalty of €5,000.00 to the employer, as well as a penalty of €1,000.00 for each day the violation continues. The penalty will be forfeit by the mere fact of the non-compliance or violation but shall not affect the right of the employer to claim full damages. The penalty is owed directly to the employer and shall be for its benefit, which is in deviation of the provisions in article 7:650, paragraph 3-5 of the Civil Code.

Additional provisions

Article 14

Business resources, as well as all correspondence, notes, drawings, etc. relating to business matters shall be returned in good condition to the employer by the employee on the last working day of the employment agreement.

Article 15

The employer reserves the right to amend the employment agreement unilaterally if it has such compelling interest that the interest of the employee which is harmed by the amendment must give way for this in accordance with standards of reasonableness and fairness.

[initials]

Confirmation receipt of copy

Article 16

The employee declares having received a signed copy of this agreement.

Thus agreed, prepared in duplicate and signed in

Driebergen, on 2 April 2007.

Signature employer:	Signature employee:

[signature]	[signature]

T. Logtenberg	John de Kruif
Managing Director